EXHIBIT 10.2

Exhibit C

GROUND LEASE

Return Address:

Snohomish County Property Management

3000 Rockefeller, M/S 404

Everett, WA 98201

Document Title(s) or transactions contained therein):

Land Lease (Construction by Lessee)

Lessor(s) (Last name first, then first name and initials)

Snohomish County

Lessee(s) (Last name first, then first name and initials)

Capstone PF LLC

Legal description (abbreviated: i.e. lot, block, plat or section, township, range, qtr./qtr.)

A portion of the NE  1/4 of Section 27, Township 28 North, Range 4 East, W.M. and a portion of the SE  1/4 of Section 22, township 28 North, Range 4 East, W.M.

☐	Additional legal is on Exhibit A of document

Reference Number(s) of Documents assigned or released:

Assessor’s Property Tax Parcel/Account Number

Portions of 28042200400300 and 28042700100100

The Auditor/Recorder will rely on the information provided on the form. The staff will not read the document to verify the accuracy or completeness of the indexing information.

SNOHOMISH COUNTY AIRPORT

LAND LEASE (CONSTRUCTION BY LESSEE)

EXHIBIT ATTACHED
Exhibit A	Legal Description
Exhibit B	General Description of Improvements and Preliminary Site Plan
Exhibit C	Additional Improvements
Exhibit D	Rate Schedule

LAND LEASE (CONSTRUCTION BY LESSEE)

SNOHOMISH COUNTY AIRPORT

Lessee:	CAPSTONE PF LLC
Lease No.:	08-005
Effective Date:	6-18-2008

THIS LEASE between SNOHOMISH COUNTY herein called County (or Lessor) and CAPSTONE PF LLC, a Washington limited liability company herein called Lessee.

WITNESSETH: That County and Lessee desire to enter into a lease for the following land on the Snohomish County Airport, Snohomish County, Washington:

Approximately thirteen point fifty-five (13.55) acres of land located at Beverly Park Road and Commando Road being a portion of NE  1/4 of Section 27, Township 28 North, Range 4 East, W.M. and a portion of the SE  1/4 of Section 22, Township 28 North, Range 4 East, W.M.

upon the following terms and conditions;

ARTICLE I – PREMISES

1.01 Description of Premises. The County hereby leases to Lessee and Lessee hereby leases from County the following described land situated in Snohomish County, State of Washington, Snohomish County Airport and legally described in Exhibit A and as shown on the diagram attached hereto as Exhibit A-1 hereinafter called the “premises.”

1.02 Use of the Premises. Lessee shall:

a.	Use the premises only for the following uses: office, manufacturing and distribution and other incidental uses permitted under applicable law and for no other purpose without the written consent of the County. No delay or failure of the County to object to any improper or illegal use or other use contrary to terms of this lease shall constitute a waiver of the County’s right to claim a breach for such use.

b.	Place no sign or mailbox upon the premises or any other Airport property or alter, remodel, or in any way modify or change the present condition or appearance of the premises without the express written permission of the Airport Director. Signs shall comply with all codes and ordinances as adopted by the County. Lessee shall obtain Airport Director approval for any exterior painting, including the choice of color.

c.	Screen outside storage from adjoining properties and right of ways. Lessee agrees that parking, outside storage and other uses incidental to its operation shall be upon the lease premises only with the written consent of the Airport Director. Lessee shall not use or permit employees, patrons invitees, or guests to use parking space or other areas of the Airport outside of the premises, as it now exists or may hereafter be amended, in a manner contrary to the posted rules and regulations of the Airport.

d.	Keep, maintain, and surrender the premises in a neat, clean, and safe condition and in as good condition as the same now is, reasonable wear and tear excepted. At the end of the term or earlier termination or retaking of possession, the County shall, within ten (10) days, give the Lessee a written list of Lessee’s failure, if any, to clean up or repair the premises. If the Lessee has not done so thirty (30) days after delivery of the written list, the County may clean up or repair the defects noted in the list, with its own personnel or independent subcontractors, charging the cost of the same to the Lessee. Any cost charged, including lost rent, shall be immediately due and payable by the Lessee.

e.	Keep the visible area of the premises and access, loading and parking areas free of debris and in a neat, safe, and attractive condition. Lessee shall not use such areas for storage or for other than loading and parking activities and shall not obstruct the access, parking, or loading areas of other tenants or users of the Airport. Lessee shall not store any boat, recreational vehicle, trailer, car or other vehicle on the premises.

f.	Not create any fire, safety, or health hazard on any Airport property, shall not use or permit any use of the premises so as to produce noxious or dangerous fumes, odors, smoke, or waste, unlawful noise, and shall not make or permit any other use of the premises which constitute a nuisance, waste or an unlawful use, interferes with the use and occupancy of other Airport property, or cause cancellation of any insurance policy on the premises.

1.03 Inspection. County reserves the right, with not less than two (2) business days prior written notice (except in an emergency when no notice shall be required), to inspect the premises and improvements thereon at any and all reasonable times throughout the term of this lease provided that it shall not interfere unduly with the Lessee’s operation or the operation of any sublessee of the premises. The right of inspection reserved to the County hereunder shall impose no obligation on the County to make inspections to ascertain the condition of the premises and shall impose no liability upon the County for failure to make such inspections. Lessee shall allow access for an annual certificate of occupancy fire and safety inspection by the County Fire Marshall. Lessee shall pay the cost of the annual certificate of occupancy fire and safety inspection and any re-inspection in the event of a violation requiring correction. Lessee shall allow access for other fire and safety inspections by the County, provided that such inspections shall be without charge to the Lessee. Lessee shall allow the County to install a Knox box on the premises, in a location acceptable to Lessee, if deemed necessary by the County, at a reasonable cost to be reimbursed by the Lessee. In the event Lessee desires to install an alarm system, Lessee shall provide a supervised alarm system with local monitoring by a U. L. approved station reasonably acceptable to the Airport Director. Lessee shall leave the Knox box, alarm system and wiring in place upon termination of the lease, unless requested otherwise in writing by the County.

1.04 Construction by Lessee.

a.	Lessee, solely at its cost, may construct or cause to be constructed upon the leased land certain buildings and improvements generally described in Exhibit B attached (the “Improvements”). It is understood that the plans, specifications, details, and location of construction within the premises shall be subject to the approval of the Airport Director prior to the construction. A duly licensed architect will prepare necessary construction plans and specifications for any building and other improvements at the expense of the Lessee. The Airport Director will not unreasonably withhold or delay approval of such plans, specifications, detail and location in furtherance of the general plans and specifications attached hereto. A reproducible and CAD disc copy of all as-built building and utility plans shall be furnished the Airport upon completion of construction.

b.	Lessee shall cause Lessee’s construction work, if any, to be performed by licensed contractors, approved by County, and the contractors shall provide, if required by County, a performance and payment bond covering all Lessee’s work.

c.	Enumeration of obligations in this section shall not exclude the Lessee, during construction, from obligations which are stated elsewhere herein. Obligations stated in this section shall be imposed upon other activities of the Lessee, to the extent applicable.

d.	Time of Construction as provided in this section shall commence at the Lessee’s option but no later than July 31, 2009. This period may be extended by the Airport Director for any delays caused to the Lessee by any strike, unavailability of materials or work forces, weather, or similar conditions that are beyond the reasonable control of the Lessee, including any delays in the issuance of any required permits and approvals to the extent such delays are not a result of the acts or omissions of Lessee, and any delays resulting from Lessor’s failure to perform its work pursuant to Section 1.07 of this lease.

e.	Lessee shall be fully responsible for all construction and all activities incidental thereto. Lessee is not an agent or employee of the County but undertakes any activity hereunder solely in its own behalf. All risks of loss to any improvements now or hereafter constructed by Lessee shall rest on the Lessee.

f.	All work and material shall be of good quality, free of defects, and accomplished in a workmanlike manner in conformity with approved plans and specification.

g.	Lessee agrees that the height and configuration of the Improvements shall be subject to any restriction caused by existing landing, runway, or taxiway requirements of the Airport as indicated in the Master Plan and other public planning documents available to Lessee at the time of execution of the lease. Work and/or material not in accord with the foregoing shall be corrected, removed, replaced, and/or repaired at the Lessee’s expense upon written notice by the Airport Director. If such work and/or material is not so corrected, removed, replaced, and/or repaired by the Lessee within a reasonable time of such notice (but not less than thirty (30) days), the County may correct, remove, replace, and/or repair such work and/or material at the Lessee’s expense.

h.	Water system shall be installed and maintained by Lessee according to the requirements of the Mukilteo Water District, subject to the approval of the Airport Director.

i.	Lessee shall not install any facility or equipment requiring sewage disposal without written permission from the Airport Director. If such permission is given Lessee shall comply with applicable rules and regulations of the Airport and Mukilteo Water District or other applicable sewer district as pertains to sewage disposal. Such system shall not be used for storm drainage or the discharge of any effluent deemed by the Airport Director or Mukilteo Water District to be harmful to the system.

j.	Except for work to be performed by the County pursuant to this lease, Lessee shall pay all costs of grading constructing, paving or any other development costs, including all permits, within the premises and costs of utility installation, relocation, or removal required by the construction and its use and occupancy of the premises.

k.

All work by the Lessee shall be performed in a safe manner both on the premises and with respect to any other County property at the Airport which might be utilized or affected by any activity of the Lessee. Work shall be performed so as not to unreasonably interfere with the use of other Airport property by the County, its other tenants, or other users of Airport property. Lessee shall keep the premises, and any other Airport property, free of waste materials and rubbish caused by the work. Material and/or equipment shall not be placed or stored upon Airport property other than the premises leased without the advance written consent of the Airport Director.

l.	The County shall not be liable for any damages in connection with the approval or disapproval of any plans and specifications or any construction or other activities of Lessee on the premises, or the enforcement or failure to enforce any provisions of this lease. The County’s approval of plans and specifications shall not constitute the assumption of any responsibility by the County or its representatives of the accuracy, efficiency, or sufficiency thereof, and Lessee shall be solely responsible therefore.

1.05 Action Request Forms. All requests by Lessee for action by the County regarding the condition of the premises shall be in writing and submitted to the Business Manager at the Snohomish County Airport Office. All complaints by Lessee concerning the conduct of County employees shall be in writing and submitted the Business Manager at the Snohomish County Airport Office. Action Request Forms may be obtained at the Snohomish County Airport Office.

1.06 Tenant Improvement Forms. Prior to making any changes or improvements to the premises, and after issuance of the certificate of occupancy, Lessee shall submit a Tenant Improvement Form to the County for approval by the Airport Director. Tenant Improvements Forms may be obtained at the Snohomish County Airport Office. Lessee shall maintain all improvements made pursuant to this paragraph. Notwithstanding the foregoing, Lessor’s approval shall not be required for alterations, additions or improvements to the Improvements which are non-structural, do not require a regulatory permit, and do not affect the exterior appearance of the Improvements.

1.07 Lessor’s Work. Lessor shall deliver possession of the premises to Lessee in the following condition no later than July 31, 2008 (the “Possession Date”):

a. Free from any contamination with “Hazardous Substances” (defined below);

b. Free and clear of any liens or encumbrances, except those liens and encumbrances that do not interfere with Lessee’s intended use;

c. With all utility connections to the premises, including electrical power, communication, natural gas, stormwater, water, sanitary sewer and solid waste stubbed to the boundary line of the premises;

d. The existing left and right ingress and egress to the premises available onto Beverly Park Road;

e. With all of the improvements on the premises demolished, with all asbestos containing materials removed, abated and disposed of in accordance with all applicable laws; and

f. All of the current buildings on the premises will be vacant and free from any tenants or other occupants.

If the premises are not in the condition required by this Section 1.07, then Lessee shall have the right to take any actions necessary for the premises to be in the condition required by this Section 1.07 and the costs incurred by Lessee in taking such actions will be credited against the rent and other charges due from Lessee under this lease until the reimbursement amount is fully paid. Lessor agrees to cooperate with Lessee in all reasonable respects in order for Lessee to complete any of the work necessary to cause the premises to be in the condition required by this Section 1.07, including allowing Lessee and its contractors and agents to have access to the premises prior to the commencement of the term of this lease. Exhibit C attached hereto provides additional terms and details to this Section 1.07.

1.08 Wetlands Mitigation. Lessor will make available to Lessee such mitigation credits as Lessor has available in its “Mitigation Bank” in order that Lessee may fill in the existing wetlands area known as Wetland 44 located on the premises.

1.09 Binding Site Plan. The County is currently processing a binding site plan to provide a separate legal lot under applicable zoning and subdivision laws. The County will use good faith efforts to complete such binding site plan as soon as reasonably possible following the execution of this lease by Lessee. The County agrees to cooperate and assist Lessee by providing a history of prior approvals of airport development pending completion of the binding site plan processes to leasehold mortgagees.

ARTICLE II-TERM

2.01 Term. The term of this lease shall be for a period of Fifty-five (55) years commencing on the date the lease is fully executed by the Lessor (the “Effective Date”) of this lease.

2.02 Extended Term Option.

a. Lessee shall have two options to renew this lease for an additional ten (10) years each (each a “Renewal Term”) upon the same terms and conditions as provided herein, except that the initial monthly rental payment shall be determined by negotiation or arbitration as described below. Lessee shall give written notice (a “Renewal Notice”) to the Airport Director not less than 180 days prior to the expiration of this lease, of its intent to exercise its option to renew this lease; otherwise this option shall be null and void. Lessee must be current on all rent and other obligations of this lease at the time of exercising this option; otherwise this option shall be null and void. The rent for each Renewal Term shall be the Fair Market Rental for the premises as defined in Section 3.03 below. The rent for the Renewal Term shall be adjusted every three (3) years as provided by Section 3.03 below.

b. The County shall give Lessee written notice (the “County Renewal Rent Notice”) of the proposed rent for the applicable Renewal Term within thirty (30) days following its receipt of the Renewal Notice. The proposed rent for the Renewal Term in the County Renewal Rent Notice shall be the rent in effect for the applicable Renewal Term unless Lessee, within thirty (30) days following its receipt of the County Renewal Rent Notice, gives the County written notice (“Lessee’s Renewal Rent Notice”) of its rejection of the adjusted rent set forth in the County Renewal Rent Notice.

c. If Lessee does not accept the County’s determination of Fair Market Rental Value, the parties (or their designated representatives) shall promptly meet and attempt to agree on the Fair Market Rent. If the parties have not agreed on the Fair Market Rental Value within thirty (30) days after the County receives Lessee’s Renewal Rent Notice, the parties shall submit the matter to arbitration in accordance with the terms of the following paragraphs. The last day of such 30-day period (as the same may be extended by the written agreement of the parties) is referred to in this lease as the “Renewal Rent Arbitration Commencement Date”.

(i) The arbitration will be conducted by three MAI real estate appraisers who have been active over the five (5) year period ending on the Renewal Rent Arbitration Commencement Date in the appraisal of industrial properties in Snohomish County, Washington. Lessee will select one appraiser, the County will select one appraiser, and the two appraisers so chosen will select the third appraiser. If the two appraisers chosen by the parties cannot agree on a third appraiser within ten (10) days after the date the second appraiser has been appointed, the third appraiser will be appointed by the presiding judge of the Snohomish County Superior Court upon the application of either party. Each party shall select its appraiser within ten (10) days after the Renewal Rent Arbitration Commencement Date. If either party fails to select its appraiser within such ten (10) day period, and the other party timely selects its appraiser, then the appraiser selected by the other party shall be the sole arbitrator for determining Fair Market Rental Value.

(ii) Within thirty (30) days after the selection of the third appraiser (or if only one appraiser is to render the decision as provided in subparagraph (i) above, within thirty (30) days after the last day of the above-referenced ten (10) day period), the appraiser(s) shall determine Fair Market Rental Value. If more than one appraiser has been appointed, the decision of a majority of the appraisers shall control. If a majority of the appraisers do not agree within the stipulated time period, then each appraiser shall in writing render his or her separate determination as to Fair Market Rental

Value within five (5) days after the expiration of the thirty (30) day period. In such case, the three determinations shall be averaged to determine the Fair Market Rental Value; however, if the lowest Fair Market Rental Value or the highest Fair Market Rental Value is ten percent (10%) lower or higher, as applicable, than the middle Fair Market Rental Value, then the low Fair Market Rental Value and/or the high Fair Market Rental Value, as applicable, shall be disregarded and the remaining Fair Market Rental Value(s) will be averaged in order to establish the Fair Market Rental Value.

(iii) Both parties may submit any information to the arbitrators for their consideration, with copies to the other party. The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to the determination of Fair Market Rental Value. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this lease. The determination of the arbitrators will be final and binding upon the County and Lessee.

(iv) The cost of the arbitration (i.e., the charges and fees of the arbitrators but not the parties’ own costs such as attorneys’ fees and expert fees) will be shared equally by the parties.

2.03 Relationship Between Parties. It is the intention of this lease to create the relation of lessor and lessee between the parties and no other relations whatsoever. Nothing herein contained shall be construed to make the parties partners or joint ventures, or to render either party liable for any of the debts or obligations of the other party.

ARTICLE III – RENTAL

3.01 Rent. Lessee shall pay the County rent in the amount of $23,117.85 per month, (based upon $0.47 per square foot of land per year as shown on Exhibit D) plus leasehold excise tax as set forth in Paragraph 8.04 (b) and any other charges as fixed in this lease. Rent shall be paid in advance on the first of each month.

3.02 Time and Place of Payment. Rental shall be payable to the Snohomish County Airport at the Airport Office, Paine Field, 3220 - 100th St SW, Suite A Everett, WA 98204 -1390, commencing August 1, 2008 or on the date the existing buildings on the premises have been vacated, abated, demolished and removed from the premises, whichever occurs later (the “Rent Commencement Date”). Payment of rental shall not relieve the Lessee of payment of any other fees generally charged by the County. Rent for partial calendar months will be prorated based on the number of days remaining in any such month and a 365 day year.

3.03 Increased Rent.

a. The parties agree to additional adjustment of rent on the fifth (5th) anniversary of the Rent Commencement Date and on the same date every three (3) years thereafter (each a “Rent Adjustment Date”). The adjusted rent shall be the then existing fair market rent for the premises (excluding the value of any improvements made to the premises by Lessee or any sublessee), and “fair market rent” shall have the same meaning as such term is defined in existing Snohomish County Code Section 4.46.010 (5) (the “Fair Market Rental Value”), which reads as follows:

“Fair market rental value is an amount in the competitive market that a well informed and willing lessor who desires but is not required to lease, would accept, and which a well-informed and willing lessee who desires but is not required to lease, would pay for the temporary use of the premises, after due consideration of all the elements reasonably affecting value”.

b. The County shall give Lessee written notice (the “County Rent Notice”) of the proposed adjusted rent to take effect on each applicable Rent Adjustment Date. The proposed adjusted rent in the County Rent Notice shall be the rent which takes effect on the applicable Rent Adjustment Date unless Lessee, within thirty (30) days following its receipt of the County Rent Notice, gives the County written notice (“Lessee’s Notice”) of its rejection of the adjusted rent set forth in the County Rent Notice.

c. If Lessee does not accept the County’s determination of Fair Market Rental Value, the parties (or their designated representatives) shall promptly meet and attempt to agree on the Fair Market Rental Value. If the parties have not agreed on the Fair Market Rental Value within thirty (30) days after the County receives Lessee’s Notice, the parties shall submit the matter to arbitration in accordance with the terms of the following paragraphs. The last day of such 30-day period (as the same may be extended by the written agreement of the parties) is referred to in this lease as the “Arbitration Commencement Date”.

(i) The arbitration will be conducted by three MAI real estate appraisers who have been active over the five (5) year period ending on the Arbitration Commencement Date in the appraisal of industrial properties in Snohomish County, Washington. Lessee will select one appraiser, the County will select one appraiser, and the two appraisers so chosen will select the third appraiser. If the two appraisers chosen by the parties cannot agree on a third appraiser within ten (10) days after the date the second appraiser has been appointed, the third appraiser will be appointed by the presiding judge of the Snohomish County Superior Court upon the application of either party. Each party shall select its appraiser within ten (10) days after the Arbitration Commencement Date. If either party fails to select its appraiser within such ten (10) day period, and the other party timely selects its appraiser, then the appraiser selected by the other party shall be the sole arbitrator for determining Fair Market Rental Value.

(ii) Within thirty (30) days after the selection of the third appraiser (or if only one appraiser is to render the decision as provided in subparagraph (i) above, within thirty (30) days after the last day of the above-referenced ten (10) day period), the appraiser(s) shall determine Fair Market Rental Value. If more than one appraiser has been appointed, the decision of a majority of the appraisers shall control. If a majority of the appraisers do not agree within the stipulated time period, then each appraiser shall in writing render his or her separate determination as to Fair Market Rental Value within five (5) days after the expiration of the thirty (30) day period. In such case, the three determinations shall be averaged to determine the Fair Market Rental Value; however, if the lowest Fair Market Rental Value or the highest Fair Market Rental Value is ten percent (10%) lower or higher, as applicable, than the middle Fair Market Rental Value, then the low Fair Market Rental Value and/or the high Fair Market Rental Value, as applicable, shall be disregarded and the remaining Fair Market Rental Value(s) will be averaged in order to establish the Fair Market Rental Value.

(iii) Both parties may submit any information to the arbitrators for their consideration, with copies to the other party. The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to the determination of Fair Market Rental Value. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this lease. The determination of the arbitrators will be final and binding upon the County and Lessee.

(iv) The cost of the arbitration (i.e., the charges and fees of the arbitrators but not the parties’ own costs such as attorneys’ fees and expert fees) will be shared equally by the parties.

(v) Once the adjusted rent has been agreed to by the parties or determined by arbitration as provided above, the adjusted rent shall be effective retroactive to the Rent Adjustment Date.

3.04 Late Payment of Rent. Rent shall be delinquent if not paid by the fifteenth (15th) day of each month. If payment is received after the fifteenth (15th) day of any month, there will be a .0333% per day interest charge on the unpaid balance for each day past the due date. A late payment charge of .01665% per day will also be charged on rent not paid by the fifteenth (15th) of each month for each day past the due date. In addition, a charge in the amount provided by current County ordinance will be made on any payment by check which is returned unpaid to the Airport because of insufficient funds, account closed, forgery, or any other reason.

3.05 Security Deposit. In addition to the first month’s rental, Lessee has deposited a sum equal to the first (1st) month’s rent plus leasehold excise tax as security for the faithful performance of each and every term, covenant, and condition hereof, including but not limited to payment of rent. County may apply or retain the whole or any part of such security for payment of any rent or other charge in default or for any other sum which County may spend or be required to spend, or be entitled to by reason of Lessee’s default. If all or part of this deposit is so used, Lessee shall immediately restore such deposit and such additional amount to secure the lease as deemed necessary by County. In the event rent has been increased pursuant to Paragraph 3.03, then the deposit shall be increased accordingly. Any repayment to this security will draw interest and late fee as provided in Paragraph 3.04. Should Lessee faithfully and fully comply with all the terms, covenants, and conditions of this lease, the security or any balance thereof shall be returned to Lessee or, at the option of the County, to the last assignee of Lessee’s interest at the expiration of the term hereof. Lessee shall not be entitled to any interest on such security deposit.

3.06 Adjustments of Leased Space and Rent.

a.	The parties may mutually agree to reduce or increase the total amount of leased space. If the County desires to reasonably increase or decrease the leased space, County will present a detailed letter and exhibits to the Lessee and Lessee will review and provide written acceptance or denial. If the Lessee desires to reasonably increase or decrease the leased space, Lessee will present a detailed letter and exhibits to the County and County will review and provide written acceptance or denial. The rent for the adjusted space will begin on an agreed date by both parties and be subject to the date of increased rent as stated in Section 3.03.

b.	Rent adjustments as agreed to in this section and/or as provided in Section 3.03 will be authorized by an amendment to the lease with only effected paragraphs changed.

3.07 Common Road Maintenance Fee. Lessee shall pay County a Common Road Maintenance (CRM) fee for common road maintenance in the amount of $1.50 per automobile parking stall on the premises per month. For example only if there are six hundred twenty (620) parking stalls on the premises the CRM fee will be $930.00 per month. The CRM fee shall be increased in the same percentage as land rent increases on the Rent Adjustment Date. The CRM fee shall be paid in advance on the first of every month.

3.08 Traffic Mitigation Reimbursement. Lessee shall pay a one time fixed traffic mitigation reimbursement fee and any fees relating to frontage improvements required by Snohomish County Public Works and/or any other applicable jurisdiction.

3.09 Construction of New Road. Lessee shall be responsible to construct and pay for a new road from Beverly Park Road to the intersection with Commando Road along the northerly edge of the premises. The road shall be built to standards approved by the Airport Director and Snohomish County Public Works, including a sidewalk on Lessee’s side of the road, together with curbs and gutters on both sides of the road. The County will collect “latecomer” fees from any future developments at the Airport that will access the road constructed by Lessee from the east pursuant to this Section 3.09 and any such fees collected by the County will be remitted to Lessee promptly upon receipt by the County. Exhibit C attached hereto provides additional terms and details to this Section 3.09.

3.10 Surface Water Management Fees. Lessee shall pay surface water management fees based upon impervious surface calculations by the Airport for charges assessed by Snohomish County Public Works Surface Water Management and/or any other applicable jurisdiction.

ARTICLE IV - LESSEE’S OBLIGATIONS

4.01 Condition of Premises. Lessee has examined the premises, including any structure, grounds, and access thereto, and accepts the same in the condition in which they now are, subject to the County’s obligations under Section 1.07 of this lease. It is agreed that the County shall not be bound by any warranty, representation, or condition regarding the premises except as stated herein.

4.02 Maintenance and Repairs. Lessee, at its sole expense, shall keep the premises as now or hereafter constituted with all buildings and improvements made thereon and the adjoining sidewalks, curbs, walls, parking areas, landscaping, access roads, and vaults clean and in good condition, ordinary wear and tear excepted. Lessee shall make all repairs, replacements, and renewals, whether ordinary or extraordinary, seen or unforeseen, including all structural repairs, necessary to maintain the premises. All repairs, replacements, and renewals shall be at least equal to that as originally constructed herein under Paragraph 1.04, unless otherwise approved by the airport director.

4.03 Surrender of Leasehold Improvements.

a.	During the term of the lease and any subsequent renewals pursuant to Paragraph 2.02, the Lessee shall have title to any and all buildings, fixtures and improvements constructed or installed by the Lessee. At the expiration of the term hereunder and any subsequent renewals pursuant to Paragraph 2.02, the County shall have title to any and all buildings, fixtures and improvements constructed or installed by the Lessee; PROVIDED however, the County shall have the option to request the Lessee to remove any and all buildings, fixtures and improvements constructed or installed by the Lessee at the sole cost and expense of the Lessee and restore the premises.

b.	Lessee shall peaceably and quietly leave, surrender and deliver to County the premises, together with any buildings and improvements, and any and all subsequent alterations, additions, and replacements which may have been made upon the premises to which the County has assumed title, in good repair, ordinary wear and tear excepted.

4.04 Utilities and Other Charges. Lessee shall pay charges for sewer, water, gas, electricity, telephone, surface water management fees, joint mailbox systems, security and fire equipment maintenance and monitoring, annual certificate of occupancy fire and safety inspection fee and re-inspection fee in the event of a violation requiring correction, and all other charges which may be furnished, or made available to the premises at Lessee’s order or consent within a reasonable time.

4.05 Liens. Lessee agrees to pay, when due, all sums of money that may become due for, or purporting to be for, any labor, services, materials, supplies, utilities, furnishings, machinery, or equipment, which have been furnished or ordered with Lessee’s consent, to be furnished to or for the Lessee in, upon, or about the premises herein leased, which may be secured by any mechanics’, materialmen’s, or other lien against the premises herein leased or County’s interest therein, and will cause such lien to be fully discharged and released at the time the performance of any obligation secured by any such lien matures or becomes due, provided that the Lessee may in good faith contest any mechanics’ or other liens filed or established, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest.

4.06 Personal Property. Lessee shall keep all personal property, equipment, trade fixtures, and furniture insured to their full insurable value and provide insurance policies and certificates of renewal to the County upon request.

4.07 Equipment. Any machinery, tools, appliances and/or other personal property of any kind and nature placed on the premises by the Lessee shall remain the property of the Lessee; provided that:

a.	The Lessee shall remove such machinery, etc., prior to the expiration or termination of this lease and repair any damage to the premises caused by such removal;

b.	Any such machinery, etc. which is not removed by the Lessee before the expiration, retaking of possession, or termination of this lease may, at the County’s option upon the County giving the Lessee written notice thereof, become the property of the County.

c.	If such machinery, etc., is not removed by the Lessee as provided above, the County has the right to remove and store any or all of such property at the expense of the Lessee. The County shall have a lien on such property for reasonable storage, and removal charges, and any other charges the County may have against the Lessee and shall have the right to sell any or all of such property and dispose of the proceeds as provided in RCW 60.60.030 and .040. At all times the Lessee shall bear all risk of loss or damage to any machinery, etc., or personal property placed in or on the premises or any other Airport premises by the Lessee.

4.08 Prevailing Wages. Pursuant to SCC 4.46.335, Lessee agrees that all contracts for improvements to the premises shall require the contractor or developer to comply with the prevailing wage provisions of RCW 39.12.010 through 39.12.030. Failure to comply with the prevailing wage provisions shall constitute a default of the lease resulting in termination unless said default is cured within thirty (30) days after notice thereof.

4.09 Waste Water. This lease is subject to all statutes and regulations of the State of Washington with respect to waste water disposal. If the Lessee’s use of the premises results in the discharge or the potential for the discharge of any waste waters except domestic waste waters from the premises, Lessee shall immediately apply to Washington State Department of Ecology (DOE) for a State Waste Water Discharge Permit. Lessee shall advise the Airport which drains or other waste water facilities the Lessee will utilize in disposing of waste waters. The Airport may designate sewers or other facilities which the Lessee may utilize to dispose of waste waters.

4.10 Sewage System.

a.	It is understood that the Airport is presently under contract with Mukilteo Water District for sewage disposal. In its use of the sewage system, Lessee shall comply with all applicable rules and regulations of the Airport and Mukilteo Water District or other applicable sewer districts. Such system shall not be used for storm drainage or the discharge of any effluent deemed by the Airport Director or Mukilteo Water District to be harmful to the system.

b.	In addition to the rental provided herein, Lessee shall pay the County such reasonable charges for sewer service as are fixed by the Airport Director.

4.11 Assigning and Subleasing. Lessee shall not assign, encumber, or sublet the premises or any part thereof without the prior written consent of the Airport Director; provided, notwithstanding the foregoing, the following transfers (“Permitted Transfers”) shall not require the Airport Director’s consent so long as the transferee engages only in the same uses as permitted by this lease: any transfer to (a) a subsidiary, parent, affiliate, division or corporation controlled by or under common control with Lessee or (b) any successor corporation to Lessee as a result of merger, consolidation, reorganization or government action (each such transferee a “Permitted Transferee”). As used herein the terms “control”, “controlled by” or similar term shall mean the ownership of more than fifty percent (50%) of the outstanding voting stock or voting equity interests together with the sole power to vote said equity interests. In the event of any Permitted Transfer (i) Lessee shall provide County at least 20 days prior notice of the Permitted Transfer, and copies of the transfer documentation promptly upon consummation of the transfer; (ii) Lessee shall not be released from any obligation or liability arising prior to such transfer. Notwithstanding the foregoing, the County recognizes that Lessee’s permitted use of the premises involves subletting to Korry Electronics, Co., a Delaware corporation (“Korry”). County acknowledges receipt of a copy of the Lessee’s sublease to Korry and consents to the sublet to Korry and its commercial operations. The County further consents to the assignment of this lease to Korry. Lessee shall advise prospective assignees or subtenants that Snohomish County Code, Section 15.08.400 requires Airport Director approval of commercial operations. Prior to any consent, Lessee shall deliver to the Airport Director a written statement of intent to assign, sublease, or encumber. Any assignment, subletting or encumbrance without the written consent of the Airport Director is null and void. If this lease is assigned or sublet, or if the premises or any part thereof is occupied or used by anyone other than Lessee, County may, upon default by the Lessee, collect rent and any other charges under this lease from the assignee, subtenant or occupant and apply the net amount collected to the Lessee’s rent and other charges herein reserved. No such assignment, subletting, occupancy or collection, shall be deemed a waiver of this covenant, the acceptance of the assignee, subtenant or occupancy as a tenant, or a release of Lessee from further performance by Lessee of the covenants including the payment of rent and other charges in this lease; and Lessee shall remain liable for all of its obligations, except for rentals paid, under this lease. Any consent by the Airport Director shall not be construed to relieve Lessee from obtaining the consent of the Airport Director to any further assignment, subletting, or occupancy. Lessee shall not charge or assess an assignee, subtenant or occupant rental or other fees in excess of ten percent (10%) over the rental or fees owing from Lessee under the terms of this lease; PROVIDED, that this restriction shall not apply to (a) assessments for utilities, taxes, insurance and other reasonable attendant expenses other than the payments to Lessee for use or occupancy of the premises and/or (b) rent attributable to any improvements constructed by Lessee on the premises. If (a) Lessee defaults under this lease and fails to cure the default prior to the expiration of any applicable cure period, and the default is not cured by a leasehold mortgagee pursuant to Section 9.17a. below, and (b) the default will permit the County to terminate this lease, then the County will allow Korry, at Korry’s option, to assume the obligations of Lessee under this Lease (or at Korry’s option, the County will enter into a new lease with Korry on the same terms and conditions as this lease), and this lease (or such new lease) shall continue in effect on the same terms and conditions as this lease, except that (1) Korry shall pay County rent (triple net) for the Improvements based upon the same rate Korry would have paid the Lessee under that certain Building Lease and Sublease dated __________ 2008 between Korry and Lessee, and (2) Korry shall have the right to terminate this lease (or the new lease, as applicable) as of the date the initial 30-year term of the sublease between Korry and lessee otherwise would have expired. To so terminate this lease (or the new lease, as applicable) Korry will be required to give the County not less than twelve (12) months prior written notice of its election to terminate.

4.12 Hazardous Substances.

a.

Lessee agrees that it will not cause or permit in any manner, including accidental or non-negligent acts or omissions, release of any Hazardous Substance into, upon or from any Airport property contrary to any local, state or federal law, or regulation. Lessee shall notify the Airport Director, the

State Department of Ecology to the extent required by law, and any other involved agency in writing of any such release. Lessee shall be completely liable for any and all consequences of such a release, including all liability under any federal, state, or common law. Lessee shall indemnify and hold the County harmless, as provided in Section 5, from any and all liability resulting from such a release and shall have full responsibility for completely cleaning up any and all contamination from a release as may be required by any governmental agency. After clean up of such a release, Lessee shall provide County a copy of a “No Further Action” letter from the State Department of Ecology containing no restrictions on the property. If Lessee fails to clean up such a release of a Hazardous Substance within a reasonable time after its occurrence, and such failure is not cured within ninety (90) days following written notice thereof to Lessee, the County may elect to terminate the lease by written notice given to Lessee following the expiration of such 90-day period, and the County may enter the premises and take whatever steps it deems appropriate to cure the consequences of such release, all at the expense of the Lessee. The County has provided Lessee with certain environmental reports listed in Paragraph 4.12(d) (the “Environmental Reports”) which indicate asbestos and lead are present in the existing buildings on the premises. County represents to Lessee that, to the best of County’s actual, present knowledge there are no Hazardous Substances on the premises except as revealed in the Environmental Reports. Lessee represents to County that to the best of Lessee’s actual, present knowledge there are no Hazardous Substances on the premises except as revealed in the Environmental Reports. Any Hazardous Substance placed upon the premises during the term of this lease as a result of the acts or omissions of Lessee, its sublessees or their respective invitees, contractors, agents or employees, or trespassers on the premises shall be removed by the Lessee not later than the cancellation or termination of this lease. Lessee shall not be responsible for Hazardous Substances migrating onto the premises from other property.

b.	As used in this Lease, “Hazardous Substances” means any chemical, substance, material, waste or similar matter defined, classified, listed or designated as harmful, hazardous, extremely hazardous, dangerous, toxic or radioactive or as a contaminant or pollutant, or other similar term, by, and/or which are subject to regulation under, any federal, state or local environmental statute, regulation or ordinance presently in effect or that may be promulgated in the future, and as they may be amended from time to time.

c.	Lessee will perform a phase one environmental inspection of the premises prior to commencement of construction. Lessee shall disclose and deliver to County copies of any environmental reports, tests, studies or other documentation obtained by Lessee relating to any investigation of the premises for Hazardous Substances.

d.	Lessee acknowledges receipt from County the following Environmental Reports: Final Environmental Baseline Survey Report, Paine Field Housing Everett, Washington, CTO 0156, May 31, 1994 prepared by the URS Consultants, Science Applications International Corp. and Shannon and Wilson, Inc.; Lead Management Plan, Paine Field Housing, Naval Station Everett, Everett, Washington, November, 1998, prepared by Department of the Navy, Navy Public Works Center, Energy and Environmental Engineering Branch; and Lead Inspection Report on Residential Units, Snohomish County Airport, Everett, Washington, November 20, 2001, prepared by Presant Associates, Inc.

e.	Lessee shall perform a phase one environmental inspection of the premises thirty (30) days prior to the expiration of the lease. Lessee shall provide County a copy of the phase one environmental report upon expiration of earlier termination of the lease. In the event the phase one inspection does not reasonably satisfy County, County may require Lessee to perform a phase two investigation of the premises. Lessee shall provide County a copy of the phase two environmental report.

ARTICLE V - INDEMNITY AND INSURANCE

5.01 Hold Harmless. Lessee shall protect, save harmless, indemnify, and defend, at its own expense, the County, its elected and appointed officials, officers, employees and agents, from any loss or claim for damages of any nature whatsoever, including concurrent liability, arising out of Lessee’s use of the premises or the conduct of Lessee’s business on the airport or the performance of this contract, including claims by County’s employees or third parties, except for those damages solely caused by the negligence or willful misconduct of the County, its elected and appointed officials, officers, employees or agents. Such hold harmless agreement expressly provides for waiver of the Lessee’s immunity under RCW Title 51 Industrial Insurance for claims by its employees and this hold harmless agreement and waiver of immunity were mutually and expressly negotiated and agreed between the parties.

5.02 Liability Insurance. Lessee shall obtain and maintain continuously commercial general liability or public liability insurance which includes coverage for bodily injury and property damage and/or other insurance necessary to comply with the hold harmless agreement above with limits of liability not less than $1,000,000.00 per occurrence. Coverage shall be on an occurrence basis. Claims made coverage will not be accepted.

Liability insurance shall include and specifically name “Snohomish County, its officers, elected officials, agents and employees” as an additional insured and shall contain an additional insured endorsement. Insurance shall not be reduced or canceled without thirty days written prior notice to the County. The Lessee shall provide to County, for review and approval, a certificate of insurance as evidence of insurance protection provided, as a condition precedent to execution of this contract.

Such insurance, in its provision for additional insured, shall include a “Cross Liability Endorsement”, “Severability of Interests”, or “Separation of Insureds” provision indicating:

“The inclusion of more than one insured under this policy shall not affect the rights of any insured as respects any claim, suit, or judgment made or brought by or for any other insured or by or for any employee of any other insured. The policy shall protect each insured in the same manner as though a separate policy had been issued to each except that nothing herein shall operate to increase the company’s liability beyond the amount or amounts for which the insurer would have been liable had only one insured been named.”

Prior to execution of this lease, Lessee shall provide the County a certificate of insurance, as evidence of such insurance, containing the required coverage, limits, and additional insured endorsement. Thereafter, on an annual basis, Lessee shall provide the County with a certificate of insurance containing the required coverage, limits, and additional insured endorsement. Upon the written request of the County, Lessee shall provide County a certified copy of all insurance policies maintained by the Lessee as required by this Lease.

Insurance shall be placed with insurance carriers licensed to do business in the state of Washington, and with carriers and coverage subject to approval by the County’s Risk Management Division.

5.03 All Risk Insurance. Lessee shall obtain and maintain continuously All Risk Insurance including Earthquake (if available at a commercially reasonable cost) and Flood (if the premises are located in a designated flood hazard zone) insuring to their full insurable value, any and all buildings and improvements constructed by the Lessee upon the premises against all loss or damage for the benefit of both County and Lessee and named Insureds. Full insurable value shall mean actual replacement value. Lessee shall provide duplicate insurance policies and certificates of renewal to the County upon request. County acknowledges that any property insurance maintained by Lessee will name Lessee’s lenders as loss payees and that such insurance shall be used to repair and restore any damage to the Improvements to the extent Lessee is required to do so pursuant to this lease.

5.04 Mutual Waiver of Subrogation. Lessee and County each releases and relieves the other and waives its entire right of recovery against the other for loss or damage arising out of or incident to the perils covered by All Risk Insurance, including Earthquake and Flood coverage, approved for use in Washington which occur in, on or about the premises, whether caused by the negligence of either party, their agents, employees, or otherwise. Each party shall obtain from its insurer(s) provisions permitting waiver of any claim for loss or damage within the scope of the above insurance. The release and waiver of recovery contained herein shall be limited by, and shall be co-extensive with, the waiver provisions of the insurance policies procured and maintained by the parties pursuant to this lease. If either County or Lessee is unable to obtain its insurer’s permission to waiver of any claim against the other party, such party shall promptly notify the other party of such inability.

5.05 Destruction and Restoration. If any building, structure or facility which was constructed or located on the premises by Lessee is destroyed or damaged by fire, the elements, or any other cause, the Lessee shall repair the same to its condition at the time of loss. The Lessee, at its option, shall have the right, at its own expense, either to promptly repair and rebuild such building, structure or facility, or to delay the commencement of such repair or rebuilding until the proceeds of all insurance policies covering such casualty are available. After commencement of repair or rebuilding the Lessee shall continue the work with reasonable diligence until completion. Except as otherwise provided in this lease, the lease shall not terminate or be affected in any manner by reason of the damage or destruction by fire, the elements, or any other cause, and the fixed rent reserved in this lease, as well as all other charges payable hereunder, shall be paid by the Lessee without abatement or reduction on account of such damage or destruction. All risk of loss to any building, structure or facility placed in the premises by Lessee shall be on Lessee.

5.06 Increased Limits. If during the term of the lease, higher limits of insurance than those mentioned shall be required by the then current version of Snohomish County Airport Rules and Regulations and Minimum Standards, then upon request by the County, Lessee shall procure such insurance with higher limits, provided that such limits are commercially reasonable.

ARTICLE VI - DEFAULT

6.01 Lessee’s Default. Lessee shall be in default of this lease if Lessee:

a.	Fails to pay when due any sum payable by Lessee hereunder and fails to make full payment thereof within fifteen (15) days of Lessee’s receipt of the County’s written demand for payment, or

b.	Breaches any non-monetary, material term, covenant or condition of this lease and the Lessee fails either to begin to cure the breach within thirty (30) days of Lessee’s receipt of the County’s written notice of such breach or to complete the cure of the breach within a reasonable time thereafter. If Lessee timely commences to cure such breach with such thirty (30) day period, Lessee shall not be in default if Lessee continues in timely good faith its efforts to cure following such thirty (30) day period, or

c.	Either makes any general assignment or general arrangement for the benefit of creditors; files a petition in bankruptcy, including reorganization or arrangement, except in the case of a petition filed against Lessee when the same is dismissed within sixty (60) days after filing; suffers the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the premises or of Lessee’s interest in the lease, or

d.	Suffers a cancellation of a guaranty of Lessee’s obligations by a guarantor, if any, or

e.	Fails to comply with the Airport Rules and Regulations, unless such failure is cured within 5 days after notice.

6.02 Remedies. Statement of any remedy herein shall not prevent a party to this lease from pursuing any other legal remedy available to it. Upon pursuing any remedy, a party to this lease, in addition to any other charges provided herein, shall be entitled to all costs and expenses incurred by it, including reasonable attorney’s fees and expenses incurred in putting the premises in order.

6.03 Abandonment/Removal of Property.

a.	Lessee shall not abandon the premises at any time during the term of the Lease.

b.	In the event Lessee shall abandon or surrender said premises, or be dispossessed by process of law, County shall have the right, but not the obligation, to remove from the premises all personal property located therein, and may store the same in any place selected by County, including but not limited to a public warehouse, at the expenses and risk of the owners thereof, with the right to sell such property and dispose of the proceeds as provided in RCW 60.60.030 and .040.

ARTICLE VII - TERMINATION

7.01 Termination for Lessee’s Default.

a.	If Lessee is in default, County may terminate this lease by giving Lessee notice of termination. Such notice shall be given by certified mall, or by delivery, to Lessee or any agent of Lessee at Lessee’s last known address, or by posting such notice at the premises.

b.	If Lessee is in default, County may retake possession of the premises without terminating this lease. If County so retakes possession and does not terminate this lease, Lessee shall remain liable to pay any and all rentals and other charges as specified herein, together with any and all other damages as may be sustained by the County, excepting therefrom rental proceeds received from reletting the premises.

7.02 Termination for Airport Use. Notwithstanding any of the other provisions contained in this lease, County may determine at some time during the term of this lease that the premises are required under applicable federal laws to be used by the Airport and/or County for aviation use or for the construction, development or improvement of necessary facilities for aviation use at the Airport. If such determination is made at the sole discretion of the County, this lease may be terminated by the County’s giving notice to the Lessee of such intent to terminate and retake possession of the premises; and this lease shall terminate two (2) years after the giving of any such notice of intent to so terminate. Compensation shall be paid to the Lessee for termination for airport use as set forth in Paragraph 8.03 c.

ARTICLE VIII – FEDERAL, STATE AND COUNTY REQUIREMENTS

8.01 Federal Requirements. County, as a recipient of Federal Aid Airport Program Grant Funds, is required to include statements 8.01 (a) and (b) in all lease agreements. Construction of a building or improvements on airport property requires a special federal approval as set forth in Paragraph 8.01 (c).

a.	Lessee, in its operation at Snohomish County Airport, covenants that it will not on the grounds of race, color, creed or national origin discriminate or permit discrimination against any person or group of persons in any manner prohibited by Parts 15 and 21 of the Federal Aviation Regulations (49 CFR), and in the event of such discrimination, Lessee agrees that the County has the right to take such action as the United States Government may direct to enforce this covenant.

b.	With respect to any aeronautical services Lessee specifically agrees:

(1)	To furnish said aeronautical service on a fair, equal and not unjustly discriminatory basis to all users thereof, and

(2)	To charge fair, reasonable and not unjustly discriminatory prices for each unit of service, PROVIDED, that the Lessee may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

c.	Lessee shall submit a Form 7460 to the Federal Aviation Administration (FAA) to comply with Part 77 of the Code of Federal Regulations, Title 14 Aeronautics and Space. Lessee shall not begin construction on the premises until the FAA has approved Form 7460 and Lessee submits a copy of the approval to County. Lessee shall not begin construction on premises until County has received FAA approval of such Form 7460. County agrees to cooperate with Lessee to obtains such approval as soon as reasonably possible following Lessee’s execution of this lease.

8.02 Subordination To Airport Operation. This lease shall be subordinate to the provisions of any existing or future agreement between the County and the United States relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the airport.

8.03 Condemnation.

a.	Whole Taking. If the whole of the premises is acquired or condemned by a competent authority for any public use or purpose, this lease shall terminate as of the date on which title vests in that authority, and the rent reserved hereunder shall be apportioned and paid up to that date. Any compensation paid for the land shall become the property of the County and any compensation paid for Lessee’s improvements shall become the property of the Lessee.

b.	Partial Taking. If only a portion of the premises is so acquired or condemned, that portion of compensation paid for improvements shall be used to replace, repair, and restore insofar as possible, the premises to their condition of utilization prior to the taking or condemnation. If such repair, replacement, or restoration cannot be so accomplished, this lease shall be terminated unless the parties agree otherwise. If the lease continues, rent shall be reduced on the date of surrender of possession of the part taken in proportion to the decrease in use suffered by the Lessee. Any compensation paid for the land shall become the property of the County and any compensation paid for Lessee’s improvements shall become the property of the Lessee.

c.	Compensation. In the case of any taking or condemnation of the whole of the premises, whether or not the term of this Lease shall cease and terminate, Lessee shall:

(1)	Receive that portion of the award for such taking or condemnation that equals the value to Lessee of the unexpired term of this Lease (including extensions), measured by the difference between the fair market rental value of comparable premises and the actual rent being paid by Lessee under this Lease; and

(2)	Have the right to claim and seek recovery from the condemnation authority compensation for any loss of its leasehold interest, the unamortized value of Lessee’s improvements, and for loss to which Lessee may be put for Lessee’s moving expenses and business interruption.

8.04 Laws and Regulations.

a.	Lessee shall comply with all applicable laws, ordinance codes, rules, and regulations. Lessee shall be responsible for securing and maintaining all permits and paying, when due, all costs, fees, including surface water management fees, taxes, annual inspection fees, and other charges/benefits incidental to lease, construction and use of the premises.

b.	Lessee’s attention is directed to Chapter 82.29A RCW, amendments thereto, and any ordinances, laws, or regulations of Snohomish County and/or any other taxing authority with respect to the levy and collection of excise or other taxes on leasehold interests. Lessee agrees that it will comply therewith, and will pay such taxes to the County when due in accord with the applicable rules, statutes and regulations. Lessee specifically authorizes the County to remit to the respective taxing authority any amounts paid by Lessee to County in payment of any such taxes, and agrees that County shall not be held responsible or liable in any manner for reimbursement of any amounts so paid if said taxes, or any part thereof, are determined to be invalid, improper, or unenforceable.

c.	If the applicable taxing authority requires the County to collect the taxes and Lessee does not agree on the amount of taxes to be so paid, the Lessee shall pay the amount requested by the County, and Lessee’s sole recourse shall be against the applicable taxing authority with respect to the amount, propriety, and validity of such tax. County in no way warrants the validity or propriety or correctness of any such tax, and the sole obligation of the County upon collection of such tax shall be to remit the same to the appropriate taxing authority.

d.	Lessee shall provide a certification of its corporate status, business license and other registrations as applicable for review by the County at lease signing and at any subsequent change of status or amendment.

8.05 Aviation Easement. Lessee’s right to use the premises for the purposes as set forth in this lease shall be secondary to and subordinate to the operation of the airport. The County specifically reserves for itself, and for the public, a right of flight for the passage of aircraft in the air space above the surface of the described property together with the right to cause in said air space such noise as any be inherent in the operation of aircraft.

8.06 Easement Rights Reserved. The County reserves the right to grant easements and or licenses over, across, and under the premises so long as the easement or license does not unreasonably interfere with the Lessee’s use.

8.07 Security. Lessee recognizes its obligations to comply with Federal Airport and Snohomish County Airport Security Regulations. Lessee will reimburse the County in full for any fines or penalties levied against the County for security violations as a result of any actions on the part of the Lessee, its agents, suppliers, guests, customers, invitees, or employees for any violation occurring at any field access point under the control of the Lessee. Lessee shall be responsible for all employees and other persons gaining access to the premises which is in a restricted area (SCC 15.08.210). Lessee shall be responsible for ensuring that identification required and provided by the Airport is required by all agents, suppliers, customers, employees and invitees needing access to a restricted area, if any.

8.08 Noise Abatement. The County and Lessee recognize the importance and joint responsibility of compatibility between the airport and the surrounding community. Therefore, Lessee shall actively participate and comply with all noise abatement procedures, policies, and programs as set forth by the County.

8.09 Aircraft and Ground Service Vehicle Identification. Lessee agrees to register all airside ground service vehicles and aircraft and obtain operator permits from the Airport Director. Lessee shall provide the Airport Director on an annual basis a current list of all aircraft stored on the premises including the name and address of each owner and N number of each aircraft.

8.10 Wildlife Hazards and Deterrents. Lessee shall not allow a bird, rodent or other wildlife attractant on the premises. Lessee shall keep trash cans and dumpster lids closed. In the event Lessee activities attract wildlife, Lessee at its cost shall take immediate action to remove the wildlife and prevent further wildlife attraction. Lessee agrees to participate in prorated area wide costs as necessary to resolve any area wide rodent problem.

8.11 Foreign Object Damage. Lessee shall inspect and keep the premises clean of any object, material or matter that poses a threat of Foreign Object Damage (FOD) to aircraft.

ARTICLE IX - GENERAL PROVISIONS

9.01 Total Agreement: Applicability to Successors. This lease constitutes the entire agreement of the parties and cannot be changed or terminated except by a written instrument subsequently executed by the parties. This lease and the terms and conditions hereof apply to and are binding on the heirs, representatives, successors, and assignees of both parties.

9.02 Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party’s right to require strict performance of the same provision in the future or of any other provision.

9.03 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees, including in-house counsel, or in the event of appeal as allowed by the appellate court. Costs shall include, without limitation, the fees of appraisers, accountants, engineers and other professionals incurred in connection with such suit or action.

9.04 Time of Essence. It is mutually agreed that time is of the essence in the performance of all covenants and conditions to be kept and performed under the terms of this lease.

9.05 County Indemnification. Lessee hereby waives all claims for damages that may be caused by County’s re-entering and taking possession of Premises or removing and storing the property of Lessee as provided in this lease, and will save County harmless from loss, costs or damages occasioned by Lessee, and no such re-entry shall be considered to be a forcible entry, except for those damages solely caused by the negligence or willful misconduct of the County, its elected and appointed officials, officers, employees or agents.

9.06 Warranties/Guarantees. Except as otherwise provided in this lease, County makes no warranty, guarantee, or averment of any nature whatsoever concerning the physical condition of the premises and any subsequent structures, and it is agreed that the County will not be responsible for any loss, damage, or costs which may be incurred by Lessee by reason of any such physical condition.

9.07 Headings. The article and section headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provisions of this lease.

9.08 Consent of County. Whenever consent, approval, or direction by the County is required under the terms contained herein, all such consent, approval, or direction shall be received in writing from the Airport Director.

9.09 Consent of Airport Director. Where the consent, approval or direction of the Airport Director is required pursuant to the terms of this lease, such consents, approvals and directions shall not be unreasonably withheld, delayed or conditioned.

9.10 Notices. All notices may be delivered in person or mailed to the following respective addresses:

To the County:	Airport Director
Snohomish County Airport,
Paine Field
3220 – 100th St. SW, Suite A
Everett, Washington 98204

To the Lessee:	Capstone PF LLC
1001 Fourth Avenue, Suite 4400
Seattle, WA 98154
Attn: Mike Hubbard and Kirk
Johnson

9.11 Governing Law and Severability. The laws of the state of Washington shall govern the validity, performance, and enforcement of this lease. The invalidity or unenforceabililty of any provision hereof shall not affect or impair any other provision.

9.12 Exterior Signage. Lessee will have signage rights subject to Airport’s Sign Policy and Airport Director’s review and approval, and Snohomish County signage ordinances and approvals, and the approval of any applicable entity with jurisdiction; however, in no case shall billboard type signs be allowed. All costs incurred in the installation and removal of such exterior signage shall be at Lessee’s expense.

9.13 Quiet Enjoyment. The County covenants that Lessee, upon paying the rent and other charges herein provided for and observing and keeping all covenants, agreements, and conditions of this lease, shall quietly have and enjoy the premises free from claims arising by, through, or under the County, but not otherwise, for the lease term.

9.14 Estoppel Certificates. Each party shall, at any time and from time to time as requested by the other party, upon not less than ten (10) business days’ prior written notice, execute, acknowledge and deliver to the other a statement in writing certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the date through which rent and other charges, if any, have been paid, and stating whether or not, to the best knowledge of the signer, the other party is in default beyond any applicable grace periods provided in the performance of any of its obligations under this lease, and if so, specifying each such default of which the signer may have knowledge. The parties agree and acknowledge that it is specifically intended that any such statement delivered pursuant to this Section 9.14 may be relied upon by others with whom the party requesting the certificate may be dealing.

9.15 Encumbrances and Nondisturbance. The County represents to Lessee that there is no mortgage or deed of trust encumbering the premises on the date hereof. With respect to any mortgage or security interest hereafter encumbering the County’s fee interest in the premises, the County shall cause to be delivered to Lessee a commercially reasonable nondisturbance agreement (executed by the secured party under such mortgage or security interest) that confirms that, in the event of any foreclosure or other action taken with respect to such mortgage or security interest, this lease and the rights of Lessee hereunder shall not be disturbed but shall continue in full force and effect, subject only to the terms and conditions of this lease.

9.16 Force Majeure. In the event that the County or Lessee shall be delayed or hindered in, or prevented from, the performance of any act required hereunder by reason of inability to procure materials, delay by the other party, failure of power or unavailability of utilities, riots, insurrection, war, labor disputes, weather or Act of God or other reason of a like nature not the fault of such party or not within its reasonable control, then performance of such act (other than the payment of money) shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

9.17 Leasehold Financing.

a.	Conditions to Obtaining Leasehold Mortgage. Lessee shall have the right, without the County’s written consent, to encumber Lessee’s estate created by this lease with any leasehold mortgage given in connection with a bona fide financing transaction (which leasehold mortgage may be given in connection with a portfolio financing transaction involving Lessee and its Affiliates with a total loan amount that is substantially greater than the value of the leasehold); provided, however, that such leasehold mortgage shall meet each of the following terms, conditions and requirements:

(1)	The leasehold mortgage shall contain provisions requiring that copies of all notices of default under said leasehold mortgage must be sent to the County;

(2)	The leasehold mortgage shall be subordinate to the County’s fee interest in the premises and the County’s interest under this lease, and shall not cover any interest in real property other than the leasehold estate created by this lease, any improvements constructed by Lessee on the Premises and any easement, to the extent it benefits the premises; and

(3)	The leasehold mortgage shall not permit or authorize, or be construed to permit or authorize, any lender to devote the premises to any uses, or to construct any improvements thereon, other than those uses and improvements provided for and authorized by this lease.

b.

Lender’s Rights. During the continuance of any leasehold mortgage permitted by this lease, and until such time as the lien of any leasehold mortgage has been extinguished: Following a successor by foreclosure’s acquisition of Lessee’s interest in the lease, such successor by foreclosure shall be entitled to assign its interest in this lease without County’s prior consent, subject to compliance with this Paragraph 9.16(b) and Paragraphs 9.16(e) and 9.16(f) below. All subsequent transfers by the transferee of lender shall comply with the provisions of this lease, including all restrictions on transfer set forth in Section 4.11 hereof. Notwithstanding any other provision of this lease, so long as any Leasehold Mortgage exists, Lessor will not modify or amend this lease in any manner nor agree with Lessee to any cancellation, rescission or surrender of this lease without the prior written consent of any then Leasehold Mortgagee.

c.	Default Notice. County, upon providing Lessee with any notice of default under this lease, shall, at the same time, provide a copy of such notice to every lender who has requested such notice, in writing, from County. From and after such notice has been given to a lender, such lender shall have the same period for remedying the default complained of as the cure period provided to Lessee pursuant to Section 6.01, plus the additional period provided to such lender as specified below. County shall accept performance by or at the instigation of such lender as if the same had been done by Lessee.

d.	Lender Cure Rights. Notwithstanding anything to the contrary contained in this lease, County shall have no right to terminate this lease on account of an uncured default of Lessee unless, following expiration of Lessee’s applicable cure period, County first provides each lender not less than thirty (30) days notice of its intent to terminate and lender fails to cure such default within thirty (30) days after receipt of such notice or cure or, in good faith and with reasonable diligence and continuity, commences to cure any non-monetary default within said thirty (30) day period. If such non-monetary default cannot reasonably be cured within said thirty (30) day period (or is such that possession of the premises is necessary to remedy the default), the date for termination shall be extended for such period of time as may be reasonably required to remedy such default, if (a) lender shall have fully cured any monetary default of Lessee within thirty (30) days after its receipt of notice of County’s intent to terminate, and shall continue to pay currently such monetary obligations as and when the same are due, and (b) lender continues its good faith and diligent efforts to remedy such non-monetary default (including its acquisition of possession of the premises if necessary to the cure of such default). Nothing in this Section 9.16 shall be construed to require a lender to continue any foreclosure proceeding it may have commenced against Lessee after all defaults have been cured by lender, and if such defaults shall be cured and the lender shall discontinue such foreclosure proceedings, this lease shall continue in full force and effect as if Lessee had not defaulted under this lease.

e.

Obligations of successor by foreclosure. No lender, acting in such capacity, shall be deemed to be an assignee or transferee of this lease or of the leasehold estate hereby created so as to require such lender, in that capacity, to assume the performance of any of the terms, covenants or conditions on the part of the Lessee to be performed hereunder, unless and until it acquires the interest of Lessee hereunder. Except as provided in Paragraph 9.16(b), upon acquiring Lessee’s leasehold, a successor by foreclosure may, without the consent of County, sell and assign the leasehold estate on such terms and to such persons and entities as are acceptable to such successor by foreclosure and thereafter be relieved of all obligations of Lessee first arising under this lease after the date of such sale or assignment; provided, however, that such assignee of the successor by foreclosure shall have delivered to County an assumption agreement. Any such assignee of the successor by foreclosure or any other assignee of this lease or of the leasehold estate created hereby by a conveyance in lieu of foreclosure or any purchaser at any foreclosure sale of this lease or of the leasehold estate hereby created (other than the lender), shall be deemed to be a transferee of this lease, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of the Lessee to be performed hereunder from and after the date of such purchase and assignment and, from and after such date, shall be subject to all the terms of this lease, including all restrictions on further transfer set forth in Section 4.11.

f.	Bona fide foreclosure. Notwithstanding any other provision of this lease, any bona fide sale of this lease and of the leasehold estate hereby created in any proceedings for the foreclosure of any leasehold mortgage or a bona fide assignment or transfer of this lease and of the leasehold estate hereby created in lieu of foreclosure of a leasehold mortgage shall be deemed to be a permitted sale, transfer or assignment of this lease and of the leasehold estate hereby created so long as such transfer has not been undertaken for the purpose or with the intent of circumventing any otherwise applicable restrictions upon transfers of Lessee’s interest under this lease.

g.	Amendments to Lease. Lessor will agree to such reasonable amendments to this lease as may be required by any Leasehold Mortgagee provided that no such amendments shall (i) shall affect the term of this Lease or any monetary obligation of Lessee or Lessor under this lease, or (ii) impose any additional material liabilities or obligations upon Lessor.

h.	New Lease. If this lease is terminated for any reason, including rejection of this lease in a bankruptcy proceeding, Lessor agrees to enter into a new lease with the Leasehold Mortgagee for the then remainder of the term of this lease, at the rent and upon the other terms, covenants, conditions and agreements contained in this lease, provided the Leasehold Mortgagee delivers a written request to Lessor for such new lease within thirty (30) days after the Leasehold Mortgagee receives written notice of the termination, and further provided the Leasehold Mortgagee agrees in writing to perform and observe all covenants contained in such new lease. If the holders of more than one Leasehold Mortgage shall make written requests upon Lessor for a new lease in accordance with the provisions of this paragraph, the new lease shall be entered into pursuant to the request of the holder whose Leasehold Mortgage shall be prior in lien thereto, as evidenced by a current title insurance policy or guaranty provided by the Leasehold Mortgagee at its expense, and thereupon the written requests for a new lease of each holder of a Leasehold Mortgage junior in lien shall be and be deemed to be void and of no force and effect.

DATED:	6-18-2008	DATED:	6/17/08
COUNTY:	SNOHOMISH COUNTY	LESSEE:	CAPSTONE PF LLC

/s/ D. T. Waggoner		/s/ Kirk Johnson
Airport Director		Its: Member

STATE OF WASHINGTON	)		STATE OF:	Washington	)

	)	ss.			)	ss.

COUNTY OF SNOHOMISH	)		COUNTY OF:	King	)

On this day personally appeared before me Dave Waggoner to me known to be the Airport Director of the Snohomish County Airport and the person who executed the within and foregoing instrument, and acknowledged that he signed the same as its free and voluntary act and deed, for the uses and purposes therein mentioned.	On this day personally appeared before me Kirk A. Johnson to me known to be the Member of the Capstone PF LLC and the person who executed the within and foregoing instrument, and acknowledged that he signed the same as its free and voluntary act and deed, for the uses and purposes therein mentioned.

DATED: 06-18-2008	DATED: June 17, 2008

/s/ Paula A. Bond	/s/ Deborah Bishop

Notary Public in and for the State of WA	Notary Public in and for the State of WA

Residing at: Everett	Residing at: Woodinville, WA

My appointment expires:	My appointment expires: 2-8-09

[SEAL]	[SEAL]

Approved as to form:	Approved:

Jim Maynard 6/18/2008 Per Fax

Deputy Prosecuting Attorney	Risk Management